Exhibit 99.(e)(2)

Distribution Agreement

FORM OF EXHIBIT A

As of June 2, 2023

WisdomTree Short-Term Treasury Digital Fund

WisdomTree Floating Rate Treasury Digital Fund

WisdomTree 3-7 Year Treasury Digital Fund

WisdomTree 7-10 Year Treasury Digital Fund

WisdomTree Long Term Treasury Digital Fund

WisdomTree TIPS Digital Fund

WisdomTree 500 Digital Fund

WisdomTree Technology & Innovation 100 Digital Fund

WisdomTree Short-Duration Income Digital Fund

WisdomTree S&P 500 Twitter Sentiment Digital Fund

WisdomTree Siegel Global Equity Digital Fund

WisdomTree Siegel Longevity Digital Fund

WisdomTree Siegel Moderate Digital Fund

WisdomTree Siegel High Income Digital Fund